ORO BLANCO RESOURCES CORP
                              (company letterhead)


January 14, 1997


La Teko Resources Ltd.
180 East 2100 South, Suite 204
Salt Lake City, UT 84115

Attn:     Mr. Jerry Carlson

Dear Mr. Carlson

Oro Blanco Resouces Corp. herein proposes an offer to you regarding an option to acquire the Margarita property in Santa Cruz County, Arizona.

1) Oro Blanco Resources Corp. will enter into an option agreement on the properties with La Teko Resources whereby Oro Blanco would have exclusive right to the claims for a period of three years;

2) During this period of time, Oro Blanco will agree to spend the sum of $500,000 on exploration and/or development of the claim group. The expenditure will be allocated as follows:

Year One                          $ 100,000
Year Two                         $ 200,000
Year Three                       $ 200,000

Any excess expenditures may be carried over to the next year.

3)   Oro Blanco will make annual payments to La Teko as follows:

     1st anniversary          25,000 shares Oro Blanco common stock

     2nd anniversary          50,000 shares Oro Blanco common stock

     3rd anniversary          Exercise of option by payment of 50,000 shares of
                              Oro Blanco common stock plus 100,000 cash

4)   Production royalties:    1% net smelter royalty

5)   Minimum annual royalties:

     4th anniversary                    $50,000

     5th anniversary                    $75,000

     6th anniversary                    $100,000

     Cash payments under Section 5 will apply against net smelter royalties. During the life of the mine.

6) Oro Blanco will make all necessary claim payments and drill core storage payments and will keep the property in good standing with all regulatory bodies during the term of this agreement.

7) Oro Blanco will not drop any of the claims without written permission of La Teko.

8) La Teko will provide Oro Blanco with all data on the property including but not limited to geological reports, test data, and drill results.

9) Oro Blanco will annually provide La Teko with all factual data generated by its exploratory programs. Oro Blanco will annually provide La Teko with all factual data generated by its exploratory programs. Oro Blanco will provide La Teko with timely verification of annual rental payment, etc.

This agreement subject to the approval of appropriate regulatory authorities.

If this is acceptable, please sign and return by Fax. We will also mail to you a hard copy for your signature. We shall begin preparation of a formal agreement immediately. Both parties will make best efforts to complete the formal agreement within 60 days.

Yours very truly,

ORO BLANCO RESOURCES CORP.

A. John Carter
President


Agreed to:

La Teko Resources Ltd.


/s/ Gerald Carlson, President